Exhibit (a)(1)

INTERSTATE BAKERIES CORPORATION

OFFER TO EXCHANGE

ELIGIBLE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

FOR SHARES OF RESTRICTED STOCK

UNDER THE INTERSTATE BAKERIES CORPORATION

AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

THE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS EXPIRE ON

JANUARY 22, 2004 AT 11:59 P.M., EASTERN TIME,

UNLESS THE OFFER IS EXTENDED

The Date of This Offer is December 22, 2003

Interstate Bakeries Corporation (the “Company”) is offering eligible employees the opportunity to exchange all of their outstanding eligible options for shares of restricted stock, as described in the materials that follow. The Company is making this offer upon the terms and subject to the conditions set forth in this document, the introductory letter, the Election Form (which is attached to the introductory letter) and the form of Restricted Stock Award. For purposes of this entire document, these materials will be referred to as the “offering materials.”

If you wish to exchange your eligible options, you must complete and sign the Election Form in accordance with the terms set forth in the offering materials and deliver it to the Company by fax to (816) 502-4138 or by mail to Interstate Bakeries Corporation, Attn: Linda L. Thompson, 12 East Armour Boulevard, Kansas City, Missouri 64111. Your Election Form must be received by the Company by 11:59 P.M., Eastern Time, on January 22, 2004 (or, if the Company extends the offer period, a later date the Company will specify), or it will not be given effect.

All questions about this offer or requests for assistance should be made to Kent B. Magill at (816) 502-4202 or Jolyn J. Sebree at (816) 502-4238 or by email to magill_kent@interstatebrands.com or sebree_jolyn@interstatebrands.com. The Company will attempt to respond to all questions. All requests for additional copies of any offering materials should be made to Linda L. Thompson at (816) 502-4230 or by e-mail to thompson_linda@interstatebrands.com.

Important Notice

Although the Company’s Board of Directors has authorized this offer, neither the Company nor the Board of Directors makes any recommendation as to whether or not you should exchange your eligible options for shares of restricted stock. The Company also has not authorized any person to make any recommendation on its behalf as to whether you should accept this offer. You must make your own decision whether to exchange your eligible options. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 16 of Part II of this document, or any other authorized communications from the Company made generally available to eligible employees, as no other representations or information has been authorized by the Company. You may also wish to consult with your own advisors before making any decisions regarding the offer.

I

SUMMARY OF TERMS

Part I of this document contains a Summary that answers some of the questions that you may have about the offer. Nothing contained in this Summary or any of the documents included with it should be interpreted by you as a recommendation by the Company or its affiliates about whether or not to participate in the offer. References in this Summary to section numbers are to section numbers in Part II of this document. In Part II, you will find more complete descriptions of the topics addressed in this Summary.

This Summary is presented in question-and-answer format. The questions and answers are grouped into the following categories:

•	The Offer

•	The Restricted Stock

•	The Procedures for Electing to Exchange

References in this Summary to the “Company,” “we,” “us” and “our” refer to Interstate Bakeries Corporation.

THE OFFER

1. What securities is the Company offering to exchange?

We are offering to exchange eligible options for restricted shares of our common stock. (See Question 2). The eligible options were granted under the Company’s Amended and Restated 1996 Stock Incentive Plan, which we refer to as the Plan. (See Section 1).

2. What are eligible options?

Eligible options are those currently outstanding stock options to purchase shares of our common stock that were granted under the Plan to eligible employees and that have an exercise price equal to or greater than $25.00 per share. We are offering to exchange only those options that are held by eligible employees that remain eligible from the date of this offer through the expiration of the offer. (See Question 5). You are not required to exchange any of your eligible options. (See Section 1).

3. Are unvested options eligible for exchange?

Yes. All of your options that are otherwise eligible for exchange in the offer may be elected for exchange, regardless of whether such options are vested or unvested. (See Section 1).

4. If I accept the exchange offer, do I have to exchange all of my eligible stock options?

Yes. If you have multiple option grants that have exercise prices equal to or greater than $25.00, the acceptance of the offer must apply to all eligible options held by you. (See Section 1).

5. Who is eligible to participate in this offer?

You are eligible to participate in this offer only if you:

•	are an employee of the Company or one of its subsidiaries on the date of this offer and remain an employee of the Company or one of its subsidiaries through the date that this offer expires, which we refer to as the expiration date;

•	reside in the United States; and

•	hold at least one eligible option on the expiration date.

We refer to our employees who meet these eligibility requirements as eligible employees. (See Section 1).

6. How many shares of restricted stock will I receive for the options I exchange?

The number of shares of restricted stock you receive will depend on the price per share underlying properly tendered and not validly withdrawn eligible options, as set forth on Schedule C attached hereto, and the closing market price of the Company’s common stock as reported on the New York Stock Exchange on the expiration date. If the number of option shares exchanged cannot be divided evenly, fractions will first be aggregated and you will receive a whole number of shares of restricted stock, rounded up to the nearest one share. (See Sections 1 and 5).

7. How will the exchange ratio be determined?

The proper exchange ratio is a matter of opinion and judgment and is not derived from a universally-accepted mathematical calculation. The Company has engaged a third-party consultant to value your eligible options using the Black-Scholes option valuation methodology. “Black-Scholes” is the most established and commonly used method for valuing stock options and uses the following factors: (i) stock price; (ii) the exercise price of the option; (iii) the applicable risk-free interest rate; (iv) the volatility of the relevant stock price; (v) the expected dividend yield of the stock; and (vi) the expected life of the option. Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, the Company’s consultant has used the following measures:

Stock price: the closing stock price of our common stock on December 19, 2003, or $13.93.

Exercise price: the actual exercise price of the option being valued;

Risk-free interest rate: 2.72% to 3.91% (matched to expected life of option)

Volatility: 40%

Dividends: $0.28 per year

Expected life of option: 6 years

Some of these values are different from those the Company is required to use in valuing the Company options for financial accounting purposes, and therefore the resulting option value for purposes of the exchange is less than the value reflected in our consolidated financial statement disclosures. The principal reason for this difference is the Company’s use of a different valuation date for purposes of the offer.

With these assumptions and using the Black-Scholes valuation methodology described above, the Company’s consultant calculated an option purchase price value for each exercise price of eligible options as set forth on Schedule C to the Offer to Exchange. The Company’s consultant derived the example exchange ratios set forth on Schedule D to the Offer to Exchange by dividing the option purchase prices by the closing price per share of our common stock on December 19, 2003. The actual closing stock price per share on the expiration date may differ from the stock price per share used in Schedule D. The actual exchange ratio will be calculated based on the closing stock price per share on the expiration date, and may differ from the exchange ratio set forth on Schedule D to the Offer to Exchange.

Because option valuation is inherently speculative and imprecise, the Company’s consultant’s determination of the value of your tendered options for purposes of this offer is final. However, because different methodologies and assumptions would lead to different valuations, you should make your own independent decision as to whether to accept our offer. (See Sections 1 and 8).

8. Why should I consider participating in the offer?

If you exchange your eligible options for restricted stock, your eligible options will be exchanged for a lesser number of shares of restricted stock based on an exchange ratio that will be fixed on the date the offer expires, as described in Question 7. Whether, in the future, your eligible options will be more valuable to you than the restricted stock you receive upon the exchange depends on a number of factors, principally the performance of our common stock, the timing of the performance of our common stock and your continued employment with the Company through relevant vesting dates.

In order to evaluate whether to participate in this offer, you may want to make some assumptions about the number of shares of restricted stock you will receive through the exchange, and one way to do this is to use a stock price which approximates recent prices of our stock. (See Section 7.)

To illustrate how this calculation would work, assume that you hold options to purchase 3,500 shares of common stock at an exercise price of $27 per share, that your total option value for purposes of this offer is $11,025, and that you would receive 792 shares of restricted stock in the offer. Note that, even if fully vested, you could not realize value from your stock options at the time of this offer because they are out of the money, that is the exercise price of the option ($27 per share) is greater than the price of the Company’s common stock ($13.93, as of December 19, 2003). Given the assumed exchange ratio, you are faced with a decision to retain the options for 3,500 shares or exchange them for 792 shares of restricted stock.

Now consider the following examples that illustrate the relative value of restricted stock and eligible options given the hypothetical holdings described above:

•	If the price of our common stock were to stay at $13.93 per share, you would not be able to realize value from the options because they would still be out of the money, and the restricted stock would have an aggregate value of $11,032.56. Under these circumstances, the options would be less valuable than the restricted stock.

•	If the price of our common stock were to rise to $22.50 per share, you would not be able to realize value from the options because they would still be out of the money, and the restricted stock would have an aggregate value of $17,820 (i.e., the result obtained by multiplying 792 by $22.50). Under these circumstances, the options would be less valuable than the restricted stock.

•	If the price of our common stock were to rise to $30 per share, the options would now be “in the money,” meaning that the exercise price would be less than the price of the Company’s common stock. Specifically, each option would be $3 in the money, having an aggregate value of $10,500 (i.e., the result obtained by multiplying $3 (representing the excess of the market price of $30 over the exercise price of $27) by 3,500). The restricted stock would have an aggregate value of $23,760 (i.e., the result obtained by multiplying $30 by 792). Under these circumstances, although the option would be in the money, it would still be less valuable than the restricted stock.

•	If the price of our common stock were to rise to $37 per share, each option would be $10 in the money, having an aggregate value of $35,000 (i.e., the result obtained by multiplying $10 (representing the excess of the market price of $37 over the exercise price of $27) by 3,500), and the restricted stock would have an aggregate value of $29,304 (i.e., the result obtained by multiplying $37 by 792). Under these circumstances, the option would be more valuable than the restricted stock.

The four preceding scenarios, however, do not take into account any timing component or income tax considerations. In this regard, note that your stock options may be fully or partially vested at this time, but that 25% of your restricted stock award will vest on each of the first, second, third and fourth anniversaries of the grant date of such restricted stock. This means that you may be exchanging some stock options that are already vested for unvested shares of restricted stock. If the number of shares of restricted stock you elect to receive in this offer results in a fractional number when multiplied by 0.25, then the number of shares of restricted stock that will vest for the first three annual installments will be rounded to the nearest whole number of shares with the balance to vest on the last installment date.

To illustrate the significance of the vesting component, consider the fourth example above in which the price of our common stock rises to $37 per share. However, now assume that the stock price rises to $37 per share during the first year following the exchange, and then declines to $22.50 per share at the end of that first year and stays at $22.50 for the next year. Under those assumptions, you would have lost the opportunity to realize $35,000 for your stock options (assuming your options are then fully vested), in exchange for a restricted stock award worth only $17,820 when vested. Additionally, in a scenario in which your employment with the Company terminates because of your voluntary resignation, expiration of your employment contract, or termination by the Company for cause (as defined in your Restricted Stock Award) prior to the time your restricted stock award vests, you would not realize any value from the restricted stock, even though you could have realized some value from your stock options if the stock price had risen above $27 prior to the time you left the Company.

In evaluating this offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, and the performance of our own business.

9. Will I be required to pay cash for the shares of restricted stock that I receive in the exchange?

No. You will not be required to pay cash for the shares of restricted stock you receive. However, you will be required to pay to us (in cash, or if you do not make a Section 83(b) election, by stock withholding or cash, at our election) your withholding tax liabilities upon each vesting date of the shares of restricted stock or, if you make a Section 83(b) election, you will be required to pay us your withholding tax liabilities on the date the restricted stock award is granted. Your actual tax liability may differ from your withholding tax liability. (See Questions 38 to 40 and Sections 1 and 12).

10. Will I receive any fractional shares of restricted stock?

No. We will not issue any fractional shares of restricted stock. If the eligible options accepted for exchange cannot be divided evenly, fractions will first be aggregated and you will receive a whole number of shares of restricted stock rounded up to the nearest one share. (See Question 6 and Sections 1 and 5).

11. Will I receive any cash payment for my options?

No. You will receive only shares of restricted stock, in exchange for the eligible options properly tendered for exchange. (See Sections 1 and 8).

12. What will happen to any options I hold that are not eligible for the offer or that I elect not to exchange?

Those options will remain outstanding on their existing terms and conditions. The vesting schedules of any outstanding options that are not eligible, or elected for, exchange in the offer will remain unchanged. (See Section 1).

13. If I have incentive stock options, what happens if I elect not to exchange eligible incentive stock options for restricted stock?

Some of the eligible options are classified as “incentive stock options” under the Internal Revenue Code. You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for restricted stock.

We do not believe that our offer to you will change any of the terms of your eligible incentive stock options. However, the Internal Revenue Service (IRS) may characterize our offer to you as a “modification” of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified would extend the statutorily required two-year holding period with respect to the stock received upon exercise of the incentive stock option. If you were to dispose of such stock before the expiration of this holding period, and the IRS successfully treated such disposition as disqualifying, you would recognize as ordinary income the difference between the incentive stock option’s exercise price and the fair market value of the stock at exercise.

If you choose not to exchange your eligible incentive stock options, we recommend that you consult with your own tax adviser to determine the tax consequences of the exercise of your incentive stock options or sale of the common stock that you will receive when you exercise those incentive stock options. (See Section 12).

14. Why is the Company making the offer?

The principal reason the Company makes equity awards to eligible employees under the Plan is to foster in such employees a strong incentive to put forth maximum effort for the continued success and growth of the Company, to aid in retaining such employees who put forth such efforts, and to assist in attracting the best available employees in the future. However, because our stock price has generally declined relative to its levels at the times the eligible options were granted, and most of the eligible options are therefore significantly out of the money, we believe the eligible options no longer fully accomplish these objectives. An option is considered “out of the money” when its exercise price is greater than the current market price for the stock. Additionally, by exchanging stock options for shares of restricted stock, we hope to significantly reduce the number of shares of stock subject to equity awards, thereby reducing potential dilution to our stockholders and freeing up additional shares for future equity awards.

In reviewing the various alternatives available to address this issue, the Compensation Committee determined to give our eligible employees the option of realizing existing value through shares of restricted stock instead of through their existing option awards. The Committee believes that shares of restricted stock will better align eligible employee and stockholder interests than out of the money options, and that providing eligible employees with the ability to choose a long-term compensation structure better suited to their current risk preferences will best further the stated compensation goals of retaining key personnel and growing stockholder value. (See Section 2).

15. Why did the Company choose to offer this exchange for shares of restricted stock instead of simply setting a new exercise price for eligible options and/or granting new options?

The Compensation Committee considered a variety of alternatives to address the issue of lost equity value in its compensation program. Ultimately, the Committee determined that the opportunity to choose between the more certain benefit associated with a restricted stock award, and the potentially more valuable, though less certain, benefit you would realize by retaining your stock options would be valuable to the eligible employees. Additionally, by converting a large portion of our equity program from stock options to shares of restricted stock we will substantially reduce the significant dilutive effect on our stockholders that a large number of out of the money options presents, and we can recover the underlying shares from the cancelled options and make them available for future grants under the Plan or other programs.

We concluded that an exchange of restricted stock for the eligible options best provided value and incentives to our eligible employees in a manner that furthered the interests of our stockholders. We realize that many eligible employees would like the offer to not only allow the current value of their options to be more readily realizable, but also to provide a means for employees to immediately recapture the value they lost due to the decline in stock price. However, we believe that this would be inconsistent with one of the principal goals of our equity compensation programs, which is to align the interests of our eligible employees with those of our stockholders, and so we imposed a four-year incremental vesting requirement. Our stockholders also suffered significant declines in value, and there is no way to compensate them for their losses other than through rebuilding the stock price. We believe this program provides our eligible employees with incentives to accomplish this objective. (See Section 2).

16. Does our Board of Directors have a recommendation as to whether I should participate in this exchange?

Although our Board of Directors has approved this offer, none of the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options for restricted stock. (See Section 1).

17. Are there conditions to this offer?

Yes. Although the offer is not conditioned upon a minimum number of eligible options being tendered for exchange, the offer is subject to a number of other conditions described in Section 6.

18. Will this exchange result in dilution to existing stockholders?

Yes. The exchange of eligible options for shares of restricted stock pursuant to this offer is expected to be dilutive to our current stockholders, but it should be noted that the number of shares of restricted stock involved in the exchange is significantly less than the number of shares of common stock underlying the eligible options, so net dilution would be reduced. (See Sections 2 and 8).

19. Apart from receiving a grant of restricted stock, what are the consequences of participating in the offer?

If you elect to exchange your eligible options for shares of restricted stock, you also must:

•	accept, and agree to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of Restricted Stock Award included as Schedule A to this Offer to Exchange;

•	acknowledge that each of your outstanding option agreement(s) relating to the eligible options you elected to exchange has been cancelled and automatically rendered null and void, and irrevocably release all your rights thereunder; and

•	pay to the Company (in cash or by stock withholding, at our election), on the vesting date(s) of your restricted stock (unless you signed and returned a Section 83(b) Tax Election Form, in which case you will pay to the Company such amount in cash when you filed the form), the funds necessary to satisfy the amount of applicable withholding taxes. (See Questions 38 to 40 and Section 12).

In addition, if you elect to exchange your eligible options for shares of restricted stock you will not be eligible to receive any stock option grants from us for the period ending six months and one day after the expiration date. The Company does not expect to make any stock option grants to eligible employees during such period. If we were, however, to grant you any options before the expiration of the six month and one-day period, our grant of those options to you would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of your option shares elected for exchange and to the extent the per share exercise price of such options is less than the per share exercise price of the options elected for exchange by you. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares, if any. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options. (See Section 10).

20. How do I find out the details regarding my existing stock options?

A summary sheet of your options has been provided to you with this offer and is attached to your Election Form. In addition, you can also contact Linda L. Thompson at (816) 502-4230 or by e-mail at thompson_linda@interstatebrands.com.

21. Is it likely that an option exchange offer similar to this offer will be made by the Company in the foreseeable future?

No. While the Compensation Committee evaluates the Company’s compensation programs periodically and has now determined to make this offer, it has no current intention to make any similar offer in the future. If you do not exchange your eligible options in this offer, it is unlikely you will have another similar opportunity in the foreseeable future.

THE RESTRICTED STOCK

22. What is restricted stock?

Restricted stock is a share of common stock with certain restrictions imposed either by the issuer or by operation of law, including risk of forfeiture. The relevant restrictions are the applicable vesting periods and the provisions of the plan under which the restricted stock is granted. The value of restricted stock is the market value of the underlying common stock at any given time, but subject to the given restrictions and risk of potential forfeiture. Restricted stock is taxable to the recipient upon receipt or, if it is subject to vesting conditions (as the restricted stock involved in the offer is), upon the lapse of the applicable vesting period (unless a valid Section 83(b) election has been made, in which case the restricted stock is taxable upon grant). Restricted stock provides for dividend rights, voting rights and other rights of stock ownership, but while dividends are paid on the restricted stock offered in exchange for the eligible options, your right to ultimately receive those dividends is contingent upon your becoming vested in the underlying shares of restricted stock. (See Sections 8 and 12).

23. How does restricted stock differ from my employee stock options?

With options, the option holder has only a right to purchase shares of common stock at an established exercise price. Unlike options, when you receive restricted stock you will become a holder of record of actual shares of our common stock, without any need to convert or exercise securities and without the need for any future payment of an exercise price. However, until these shares of restricted stock vest, they will remain subject to forfeiture, restrictions on transfer and certain other restrictions. The forfeiture, transfer and other restrictions will be set forth in the Restricted Stock Award, a form of which is attached to this Offer to Exchange as Schedule A. Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes, and you will be entitled to receive any dividends paid on such shares prior to vesting (any dividend paid will be reinvested in our common stock). (See Sections 1 and 8).

24. When will I receive my shares of restricted stock?

If the conditions to this offer are satisfied, we will exchange the eligible options you properly elect to exchange promptly after the expiration of this offer. We will then provide you with a completed Restricted Stock Award, in substantially the form of Schedule A to this Offer to Exchange, showing the number of whole shares of our restricted common stock you received in exchange for eligible options you properly tendered and we accepted for exchange. Our delivery of the completed Restricted Stock Award will evidence our issuance to you of shares of restricted stock that will be held in custody for you. (See Sections 1, 5, 6 and 8).

25. Will I receive a stock certificate for my shares of restricted stock?

No, not at the time of grant. Until the restricted stock vests, it will be maintained by us or our transfer agent as restricted stock in a book entry account in your name. You will receive a stock certificate for your shares of restricted stock only after the restricted stock vests and you have paid any applicable withholding taxes to us, and then, only if you request a certificate. (See Sections 3 and 8).

26. Will I need to countersign and return a restricted stock agreement?

No. By completing and signing your Election Form, you agree to all of the terms and conditions contained in the form of Restricted Stock Award attached as Schedule A to this Offer to Exchange, as well as all other terms and conditions of this offer. Once you receive the Restricted Stock Award, you may retain it for your files; you will not need to countersign it or any other restricted stock agreement or return a copy to us. (See Section 3).

27. What is the vesting schedule for the restricted stock in this offer?

Regardless of the vesting schedule applicable to your eligible options, the shares of restricted stock you elect to receive in this offer will vest in four annual installments of approximately 25% over the four-year period following the date that the restricted stock is granted, so long as you have been continuously employed by the Company or a subsidiary of the Company through such applicable vesting dates or on a Company-approved leave of absence. If the number of shares of restricted stock you elect to receive in this offer results in a fractional number when multiplied by 0.25, then the number of shares of restricted stock that will vest for the first three annual installments will be rounded to the nearest whole number of shares with the balance to vest on the last installment date.

Even if the eligible options you exchange are partially or fully vested, the restricted stock you receive in this offer will not be vested at the time of grant and will be subject to the new vesting period described above. As a result, you will receive restricted stock with a new vesting schedule in exchange for options that may already have vested. If your employment by the Company or a subsidiary of the Company is terminated upon your death, disability, retirement or termination by the Company without cause (as defined in the applicable Restricted Stock Award), then the vesting of your shares of restricted stock received in the offer which are still unvested will be accelerated so that you will become fully vested in such shares. (See Questions 28-30 and Sections 1 and 8).

28. What special vesting rules apply on account of death, disability, retirement or termination without cause?

If your employment by the Company or a subsidiary of the Company is terminated upon your death, disability, retirement or by the Company without cause (as such terms are defined in the applicable Restricted Stock Award), then the vesting of your shares of restricted stock received in the offer will be accelerated so that you will become fully vested in such shares. If your employment with the Company or a subsidiary of the Company is terminated but you remain an employee of either the Company or a subsidiary of the Company, no termination of employment will be deemed to occur for vesting purposes under the restricted stock. (See Sections 1 and 8).

29. How is “cause” defined for purposes of determining the reason for termination of employment?

As defined in the form of Restricted Stock Award attached as Schedule A, a termination of employment by the Company for “cause” shall mean notification by the Company or a subsidiary of the Company to the employee that his or her employment is terminated on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any of its subsidiaries. (See Section 8).

30. What effect will a Change of Control Event have on the restricted stock I receive in the offer?

Upon a “Change of Control Event”, as defined in the Restricted Stock Award attached as Schedule A, the vesting of the shares of restricted stock you receive in the offer will be accelerated so that you will become fully vested in such shares. A “Change of Control Event” includes certain extraordinary corporate events such as significant changes in control in voting stock or in the Board of Directors, merger or liquidation, and is more particularly described in Section 8.

31. Under what circumstances will I forfeit the shares of restricted stock I receive in this exchange?

Any unvested shares of restricted stock will be subject to forfeiture if you cease to be employed by the Company or a subsidiary of the Company for any reason other than your death, disability, retirement or termination by the Company without cause. For example, if you voluntarily resign, if your employment contract expires, or if your employment with the Company or a subsidiary of the Company is terminated for “cause” by the applicable employer, your unvested shares of restricted stock (together with any dividends) will be forfeited. Whatever shares of restricted stock that become vested while you are an employee of the Company or a subsidiary of the Company are yours to keep even after you leave, generally regardless of the circumstances of your employment termination. (See Section 8).

32. What if I am an employee of the Company or a subsidiary of the Company when the offer expires, but I do not expect to be an employee when the shares of restricted stock begin to vest?

If you do not expect to be an employee of the Company or a subsidiary of the Company due to your retirement or termination by the Company or a subsidiary of the Company without cause, then such termination of employment will accelerate vesting and you will become fully vested in the restricted stock you receive in the exchange. If, however, you expect that the reason for your departure will be your voluntary resignation or a termination for cause, then you will forfeit the restricted stock you receive in the exchange. If you do not accept the offer and do not exchange your eligible options for restricted stock, then when your employment with the Company ends, you generally will be able to exercise your eligible options for a period of three months to three years thereafter (depending on the nature of employment termination), to the extent those options are vested on the day your employment ends. (See Section 8).

33. What are the other restrictions on the restricted stock?

The restrictions on the restricted stock you will receive in this offer will be set forth in the Restricted Stock Award. By signing and returning the Election Form, you agree to be bound by the terms and conditions of the form of Restricted Stock Award attached to this Offer to Exchange as Schedule A. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in our custody or in the custody of the transfer agent or maintained as restricted stock in a book entry account. Once the restricted stock has vested, the stock will no longer be subject to forfeiture. (See Section 8).

34. Am I entitled to exercise any rights of ownership of restricted stock while the stock is subject to restriction?

Yes. Your restricted stock will be treated as issued and outstanding on the effective date of the grant for voting and dividend purposes. You will have the same rights as any other holder of our common stock regarding voting rights and dividend rights, if any, with respect to all shares of restricted stock that you receive in the offer as of the date we issue the restricted stock, provided, however, that to the extent that shares of restricted stock are not vested, your rights to dividends paid on such shares are subject to forfeiture if and when such shares of restricted stock are forfeited. As described in the Restricted Stock Award, the Company will reinvest into our common stock any dividends paid with respect to restricted stock held by the Company on behalf of an eligible employee.

We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. However, you will not be able to sell, pledge or transfer your restricted stock until the stock vests. (See Section 8).

35. Will the restricted stock ever expire?

No. Shares of restricted stock do not need to be exercised after they vest. Accordingly, unlike options, restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares without any restrictions on your ownership rights. As a result, upon issuance the stock will be yours to hold, and then, after it vests, you will be free to transfer or sell it as you desire, subject to applicable securities laws and payment of applicable withholding taxes. (See Section 8).

36. What is the source of the restricted stock that will be issued in exchange for my options?

The restricted stock to be offered to option holders will be issued under the Plan and will be drawn from the pool of common stock currently authorized for issuance under the Plan. All options returned to us in the offer will be cancelled and returned to the pool of common stock available for new grants under the Plan. (See Sections 1 and 10).

37. How does a leave of absence impact the offer?

Eligible employees, if any, who are participating in any Company-approved leaves of absence may participate in the offer.

38. What are the tax consequences if I exchange my eligible options in the offer?

The tax consequences of exchanging your eligible options in the offer depend on whether or not you file an election under Section 83(b) of the Internal Revenue Code.

•	If you choose NOT to file an election under Section 83(b) of the Internal Revenue Code, there will be no immediate tax consequences upon your receipt of restricted stock in exchange for your eligible options.

     You will be required to recognize ordinary income on each vesting date in an amount equal to the fair market value of the shares of restricted stock then vesting plus the amount of any dividends relating to such restricted stock. Your acceptance of the offer, evidenced by your signature and return of the Election Form, will constitute your agreement to have such dividends reinvested in our Common Stock and to pay us an amount in cash, or have us withhold stock otherwise issuable to you (at our election), equal to the withholding tax obligation on each vesting date.

•	If you choose to file an election under Section 83(b) of the Internal Revenue Code, you will recognize compensation income in an amount equal to the fair market value of all shares covered by your restricted stock award on the day you receive the restricted stock. Your acceptance of the offer, evidenced by your signature and return of the Election Form, will constitute your agreement to have any dividends reinvested in our Common Stock, and you will be required to pay us an amount in cash equal to the withholding tax obligation that arises at that time.

If after you make a Section 83(b) election, any of your shares of restricted stock are forfeited, for example upon your voluntary resignation or termination for cause, you would not be entitled to a deduction for the loss associated with the forfeited shares, nor would you be entitled to a refund of the taxes you already paid with respect to those shares. However, if you properly make a Section 83(b) election, any appreciation in value of your restricted stock between the date it was granted to you and the date of your future sale of the restricted stock (after it is vested) is taxed at capital gains rates as compared to ordinary income rates (assuming you hold the shares of restricted stock as a capital asset). We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer and from choosing whether or not to make an election under Section 83(b) of the Internal Revenue Code. (See Section 12).

39. If I choose to file an election under Section 83(b) of the Internal Revenue Code, what must I do?

If you choose to file an election under Section 83(b) of the Internal Revenue Code, you must

•	file the election with the Internal Revenue Service (at the office where you file your federal income tax return) within 30 days after the date of the exchange of eligible options for shares of restricted stock;

•	provide a copy of the election to us by facsimile, mail or courier delivery at the address set forth on the Election Form; and

•	file a copy of the election with your federal income tax return for the year including the date of the exchange.

(See Section 12).

40. How will withholding taxes be handled when my restricted stock is taxable?

Unless you make an election under Section 83(b) of the Internal Revenue Code, as your restricted stock vests, you will be required to recognize ordinary income in an amount equal to the fair market value of the vesting shares plus the amount of any dividends relating to such restricted stock. This means that we will have an obligation to withhold or collect certain federal, state and local income and employment taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. Therefore, unless you made a Section 83(b) election, on each vesting date, you must pay us in cash or have us withhold stock (at our election) in an amount sufficient to cover such withholding tax liabilities.

If you choose to make an election under Section 83(b) of the Internal Revenue Code, you must pay to us in cash (stock withholding is not available since no stock is issuable to you at such time) the proper amount of withholding at the time you make the election. (See Section 12).

THE PROCEDURES FOR ELECTING TO EXCHANGE

41. When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?

The offer expires on Thursday, January 22, 2004, at 11:59 P.M., Eastern Time, unless we extend it. No exceptions will be made to this deadline. If you wish to exchange any eligible options for shares of restricted stock, you must return a properly completed and signed Election Form so that we receive it by this deadline.

Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. (See Section 1).

42. What do I need to do?

If you choose to participate in this offer, you must complete, sign and return your Election Form and deliver it to us so that we receive it by 11:59 P.M., Eastern Time, on Thursday, January 22, 2004, unless the offer is extended. (See Section 3). We can reject any Election Forms received after this deadline.

Your election will be effective only if RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date, to Linda L. Thompson, Interstate Bakeries Corporation, 12 East Armour Boulevard, Kansas City, Missouri 64111. Alternatively, you may send your Election Form by fax to (816) 502-4138, attention Linda L. Thompson. Delivery by e-mail will not be accepted. Within 5 business days after receiving your Election Form, we will send you an e-mail confirming our receipt of your Election Form. If you have questions about delivery, you may contact Linda L. Thompson at (816) 502-4230. You should carefully review the Offer to Exchange, the Election Form, and all of their attachments before making your election.

The method of delivery of all documents, including the Election Form, is at your election and risk. If delivery is by mail, we recommend use of certified or registered mail, return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

If we extend the offer beyond Thursday, January 22, 2004, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the options tendered for exchange. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. (See Section 3).

43. Can I change my election?

Yes. You may withdraw your election to exchange options by delivering to the Company (at the address specified in Question 42) an Election Withdrawal Notice at any time before the expiration of the offer. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by again following the election procedure described in Question 42. (See Section 4.)

44. Do I have to return an Election Form if I do not want to exchange my eligible options?

No. You need to complete and deliver the Election Form to us by the deadline specified above only if you choose to exchange all of your eligible options. (See Section 3).

45. What happens if I don’t submit an Election Form by the expiration date?

If you do not submit an Election Form by the expiration date, we will treat this as your decision not to exchange any of your eligible options. (See Section 3).

46. What happens to my options if I do not accept the offer or if my options are not accepted for exchange?

Nothing. If you do not accept the offer, or if we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any restricted stock. No changes will be made to your current options. (See Question 12 and Section 1).

47. Do I have to participate in the offer?

No. This is a voluntary program. Whether you choose to participate will have no effect on your future employment with the Company. (See Section 1).

48. Is there any information regarding the Company that I should be aware of?

Yes. Your decision of whether to accept or reject this offer should take into account the factors described in the offering materials as well as the various risks inherent in our business. Therefore, before making your decision, you should carefully review this offer, including the information about the Company set forth in Section 14.

49. What are the accounting consequences to the Company of making this offer?

The shares of restricted stock issued in exchange for eligible options will not be treated for financial reporting purposes as variable awards. They will be considered fixed awards, valued at fair market value on the date of grant. We will record non-cash compensation expense on a straight-line basis over the vesting period of the restricted stock. The aggregate compensation charge, assuming full vesting of the restricted stock at an assumed $13.93 market price at the date of the grant, will range from $0 to $7,984,356 depending on the number of eligible options that are tendered and accepted for exchange.

In addition, we may record compensation expense on all eligible options that are not tendered and accepted for exchange. This compensation expense will be a variable accounting charge to our earnings over the remaining period the existing options are outstanding, to the extent the market value of our stock exceeds the original exercise price of the options. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the existing options. (See Section 10).

50. Will someone at the Company advise me on what I should do in the offer?

No. The Company cannot advise you on whether to keep or exchange your eligible stock options. We recommend you discuss your personal situation with your own professional advisor and then decide whether or not to participate in the offer.

51. What should I do if I have additional questions about this offer?

If you have any other questions about this offer, you may call Kent B. Magill at (816) 502-4202 or Jolyn J. Sebree at (816) 502-4238, or email them at magill_kent@interstatebrands.com or sebree_jolyn@interstatebrands.com. The Company will attempt to respond to all questions.

II

THE OFFER

Section 1. Introduction

We are offering our eligible employees an opportunity to exchange their eligible options for shares of restricted stock. This offer relates only to eligible options, which are currently outstanding options to purchase shares of our common stock with an exercise price equal to or greater than $25 that were granted under the Company’s Amended and Restated 1996 Stock Incentive Plan, which we refer to as the Plan. If you wish to participate in this offer, you must elect to exchange all eligible options you hold. All of your options that are otherwise eligible for exchange in the offer may be elected for exchange, regardless of whether such options are vested or unvested. Grants of restricted stock will be effective on the expiration date of this offer when we cancel the eligible options accepted for exchange.

This offer is not conditioned upon a minimum number of eligible options being tendered for exchange. However, this offer is subject to certain conditions, which we describe in Section 6 hereof.

Our Board of Directors has unanimously approved this offer. However, eligible option holders must make their own decisions whether to tender options in exchange for restricted stock pursuant to the offer. Neither we nor our executive officers nor our Board of Directors makes any recommendation as to whether to tender or refrain from tendering options in exchange for restricted stock.

As of December 19, 2003, under all of our employee benefit plans, including the Plan, there were outstanding options to purchase 3,892,000 shares of our common stock that were eligible for this offer and outstanding options to purchase 5,219,146 shares of our common stock that were not eligible for this offer. As of December 19, 2003, there were no shares of restricted stock issued by the Company under the Plan.

You are eligible to participate in this offer only if you:

•	are an employee of the Company or one of its subsidiaries on the date of this offer, and remain an employee of the Company or one of its subsidiaries through the date that this offer expires, which we refer to as the expiration date;

•	reside in the United States; and

•	hold at least one eligible option on the expiration date.

We refer to our employees who meet these eligibility requirements as eligible employees. Eligible employees, if any, who are participating in any Company-approved leaves of absence may participate in the offer.

Our offer is upon the terms and subject to the conditions described in this Offer to Exchange, the Restricted Stock Award and the Election Form. We will not accept eligible options unless they are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the offer expires on the expiration date as defined below. In those cases where you have elected not to participate in the offer, or have failed to properly elect to exchange your eligible options, your eligible options will remain outstanding on their existing terms and conditions, although special considerations may apply to incentive stock options, as described in Section 12.

The number of shares of restricted stock you receive will depend on the price per share underlying properly tendered and not validly withdrawn eligible options. If the number of option shares exchanged cannot be divided evenly, fractions will first be aggregated and you will receive a whole number of shares of restricted stock, rounded up to the nearest one share.

You will not be required to pay cash for the shares of restricted stock you receive in the offer. However, as further discussed in Section 12 below, there are tax consequences upon the vesting of shares of restricted stock or, if a valid Section 83(b) election has been made, upon the granting of shares of restricted stock, that will require you to pay us the amount equal to the withholding tax obligation. If you do not make a Section 83(b) election, such amount is payable in cash or by us withholding stock otherwise issuable to you at such time, as we may elect. If you do make a Section 83(b) election, such amount is payable in cash at the time of the grant.

Upon the terms and subject to the conditions of this offer, we will issue the restricted stock and cancel the eligible options tendered for exchange promptly after the expiration date. The restricted stock will be issued under the Plan. The shares of restricted stock will be subject to forfeiture and other restrictions until they vest under the terms of a Restricted Stock Award, a form of which is included herein as Schedule A. By properly tendering for exchange your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, that form of Restricted Stock Award. Shortly after the expiration of the offer, you will receive a completed form of Restricted Stock Award, indicating how many shares of restricted stock you have been issued.

Regardless of the vesting schedule applicable to your eligible options, the shares of restricted stock you elect to receive in this offer will vest in four annual installments of approximately 25% over the four-year period following the date that the restricted stock is granted, so long as you have been continuously employed by the Company or a subsidiary of the Company through such applicable vesting dates or on a Company-approved leave of absence. If the number of shares of restricted stock you elect to receive in this offer results in a fractional number when multiplied by 0.25, then the number of shares of restricted stock that will vest for the first three annual installments will be rounded to the nearest whole number of shares with the balance to vest on the last installment date.

If your employment by the Company or a subsidiary of the Company is terminated upon your death, disability, retirement or termination by the Company without cause, or there is a “Change of Control Event” (each term as defined in your Restricted Stock Award), then the vesting of the shares of restricted stock you received in the offer will be accelerated so that you will become fully vested in such shares. If your employment by the Company or a subsidiary of the Company is terminated for other reasons, for example, by your voluntary resignation, the expiration of your employment contract, or a termination by the Company or subsidiary of the Company for cause, then you will forfeit the unvested shares of restricted stock you received in the offer. If your employment with the Company or a subsidiary of the Company is terminated but you remain an employee of either the Company or a subsidiary of the Company, no termination of employment will be deemed to occur for vesting purposes under the restricted stock.

You are not required to exchange any of your eligible options, but if you elect to participate in the exchange, you must exchange all of your eligible options.

The expiration date of the offer is 11:59 P.M., Eastern Time, Thursday, January 22, 2004, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open. Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. If we extend the period of time during which the offer remains open, the expiration date will refer to the latest time and date at which the offer expires. See Section 6 for a description of our rights to extend, delay, terminate and amend the offer. While the Compensation Committee evaluates the Company’s compensation programs periodically and has now determined to make this offer, it has no current intention to make any similar offer in the future. If you do not exchange your eligible options in this offer, it is unlikely you will have another similar opportunity in the foreseeable future.

We will publish a notice if we decide to take any of the following actions:

•	increase or decrease or otherwise change the consideration we will give you in exchange for your eligible options; or

•	change the number or type of options eligible to be exchanged in the offer; or

•	increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 9:01 A.M. through 6:00 P.M., Eastern Time.

Section 2. Purpose of the Offer

The Compensation Committee of the Board continues to believe that equity compensation forms an important component of eligible employee compensation. The principal reason the Company makes equity awards to eligible employees under the Plan is to foster in such employees a strong incentive to put forth maximum effort for the continued success and growth of the Company, to aid in retaining such employees who put forth such efforts, and to assist in attracting the best available employees in the future. The options that we are offering to exchange have exercise prices ranging from $25.20 to $33.91 per share, while the closing price of our common stock as of December 19, 2003, as reported on The New York Stock Exchange, was $13.93 per share, and our stock price has been below $25 per share for some time. These options most likely are not providing significant incentives to employees and they also reduce the pool of stock otherwise available for issuance under the Plan.

In reviewing the various alternatives available to address this issue, the Compensation Committee determined to give our eligible employees the option of realizing existing value through shares of restricted stock instead of through their existing option awards. The Committee believes that shares of restricted stock will better align executive and stockholder interests than out of the money options, and that providing eligible employees with the ability to choose a long-term compensation structure better suited to their current risk preferences will best further the stated compensation goals of retaining key personnel and growing stockholder value. Additionally, by converting a large portion of our equity program from stock options to shares of restricted stock we will substantially reduce the significant dilutive effect on our stockholders that a large number of out of the money options presents, and we can recover the underlying shares from the cancelled options and make them available for future grants under the Plan or other programs.

The Compensation Committee considered a variety of alternatives to address the issue of lost equity value in its compensation program. Ultimately, the Committee determined that the opportunity to choose between the more certain benefit associated with a restricted stock award, and the potentially more valuable, though less certain, benefit you would realize by retaining your stock options would be valuable to the eligible employees. Additionally, by exchanging stock options for shares of restricted stock, we hope to significantly reduce the number of shares of stock subject to equity awards, thereby reducing potential dilution to our stockholders and freeing up additional shares for future equity awards.

We concluded that an exchange of restricted stock for the eligible options best provided value and incentives to our eligible employees in a manner that furthered the interests of our stockholders. We realize that many eligible employees would like the offer to not only allow the current value of their options to be more readily realizable, but also to provide a means for employees to immediately recapture the value they lost due to the decline in stock price. However, we believe that this would be inconsistent with one of the principal goals of our equity compensation programs, which is to align the interests of our eligible employees with those of our stockholders, and so we imposed a four-year incremental vesting requirement. Our stockholders also suffered significant declines in value, and there is no way to compensate them for their losses other than through rebuilding the stock price. We believe this program provides our eligible employees with incentives to accomplish this objective.

Section 3. Procedures

Making Your Election. To accept this offer, you must make your election on the Election Form and sign and deliver it to us so that we receive it before the expiration date, which is 11:59 P.M., Eastern Time, January 22, 2004.

Your election will be effective only if RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date, to:

Linda L. Thompson

Interstate Bakeries Corporation

12 East Armour Boulevard

Kansas City, Missouri 64111

Alternatively, you may send your Election Form by fax to (816) 502-4138, attention Linda L. Thompson. Delivery by e-mail will not be accepted. Within 5 business days after receiving your Election Form, we will send you an e-mail confirming our receipt of your Election Form. If you have questions about delivery, you may contact Linda L. Thompson at (816) 502-4230. You do not need to return your stock option agreements for your eligible options to effectively elect to tender your eligible options. Your stock option agreements relating to the eligible options you elected to exchange will be automatically cancelled and rendered null and void upon our acceptance of your properly tendered eligible options to which they relate.

By tendering your eligible options and returning to us your completed Election Form, you are

•	accepting, and agreeing to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of Restricted Stock Award included as Schedule A to this Offer to Exchange;

•	acknowledging that each of your outstanding option agreement(s) relating to the eligible options you elected to exchange has been cancelled and automatically rendered null and void and irrevocably releasing all your rights thereunder; and

•	agreeing to pay the Company, on the date on which the tax is to be determined, the amount necessary to satisfy the amount of applicable withholding taxes.

Your signature on, and return of, the Election Form will constitute your agreement to these terms, effective upon your valid tender of your eligible options and our acceptance of any eligible options you may elect to exchange.

The method of delivery of all documents, including the Election Form, is at your election and risk. If delivery is by mail, we recommend use of certified or registered mail, return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the options tendered for exchange. We may waive any defect or irregularity in any Election Form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

Our Acceptance Constitutes an Agreement. If you elect to exchange your eligible options and you return your Election Form according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of eligible options that are properly tendered for exchange will form a binding agreement between you and us on the terms and subject to the conditions of this offer on the date of our acceptance of your properly tendered and not validly withdrawn eligible options. In addition, our acceptance of eligible options that you properly tender will bind you to the terms and conditions of the Restricted Stock Award governing the terms of your restricted stock and automatically will terminate your outstanding option agreement for the same option grant and render it null and void. A copy of the form of this Restricted Stock Award is attached to this Offer to Exchange as Schedule A.

Section 4. Withdrawal Rights

You may withdraw tendered options only by following the procedures described in this Section 4.

You may withdraw the options you have elected to exchange at any time before 11:59 P.M., Eastern Time, on January 22, 2004. If the offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

To validly withdraw the options you have elected to tender for exchange, you must deliver to us at the address set forth in Section 3 above a written notice of withdrawal with the required information listed below and we must RECEIVE the notice of withdrawal before the expiration time. We will only accept a paper copy of your notice of withdrawal. Delivery by e-mail will not be accepted.

The notice of withdrawal must specify the name of the option holder who is electing to withdraw the options, the grant date, exercise price, the number of option shares subject to each option to be withdrawn and the total number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options sought to be withdrawn, exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signor’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Providing us with a properly completed and signed Notice of Election to Withdraw form, which has been provided to you in connection with this offer, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your withdrawal notice before the expiration time. You may not withdraw only a portion of your eligible options. If we receive a notice of withdrawal that attempts to withdraw less than all of your eligible options, we may, at our complete discretion, accept that as a notice of withdrawal with respect to all eligible options or as an invalid notice of withdrawal.

You may not rescind any withdrawal, but you may re-elect to exchange eligible options. Any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer unless you properly re-elect to exchange those options before the expiration date by submitting a new Election Form and following the procedures described above.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or notice of withdrawal, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of new Election Forms and notices of withdrawal. Our determinations of these matters will be final and binding.

Section 5. Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock

Upon the terms and subject to the conditions of this offer, upon our acceptance of all properly tendered options as described in Section 3, we will promptly exchange the eligible options and cancel all eligible options properly tendered and not validly withdrawn before the expiration date. Upon our acceptance of your eligible options you elect to tender for exchange, your currently outstanding option agreements relating to the tendered eligible options will be cancelled and automatically rendered null and void and you, by tendering your eligible options, irrevocably release all of your rights thereunder. Although your right to the restricted stock will accrue promptly after the expiration of this offer, you will receive your completed Restricted Stock Award within approximately two to four weeks after expiration of this offer. The exchange date, and the effective issue date for the shares of restricted stock, will be on or about January 23, 2004, unless the offer is extended.

The number of shares of restricted stock you receive will depend on the price per share underlying properly tendered and not validly withdrawn eligible options. If the number of option shares exchanged cannot be divided evenly, fractions will first be aggregated and you will receive a whole number of shares of restricted stock, rounded up to the nearest one share.

Section 6. Conditions of the Offer

Upon expiration of this offer, assuming none of the events listed in this Section 6 has occurred, we will promptly accept all of the properly tendered eligible options, whereupon they will be become exchanged and cancelled as described herein.

Notwithstanding any other provision of the offer, we will not be required to accept any eligible options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any eligible options elected for exchange, in each case, subject to certain securities laws limitations, if at any time on or after December 22, 2003 and before the expiration date of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of eligible options elected for exchange (in which case, promptly after we determine the occurrence of such event or events, we will notify you of the event or events upon which we based our decision to terminate or amend this offer or postpone our acceptance and cancellation of eligible options elected for exchange):

(a) if we are required by the Securities and Exchange Commission or other regulatory agency to extend the expiration date beyond February 15, 2004;

(b) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, or the acquisition of some or all of the options elected for tender pursuant to this offer;

(c) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange or the exchange for restricted stock of some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange or to exchange for restricted stock some or all of the options elected for exchange; or

(iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company;

(d) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any decrease of greater than 35% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of the Company or on the trading in our common stock;

(vi) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on December 22, 2003;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 22, 2003;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 22, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may have a material adverse effect on us or our subsidiaries.

The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration of the offer. Other than those dependent on receipt of necessary government approvals, we may waive them, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

Section 7. Price Range of Common Stock

The eligible options to be exchanged pursuant to this offer are subject to transfer restrictions and are not publicly traded. However, upon your exercise of an eligible option that we granted under the Plan, you would become an owner of our common stock, which is currently traded on the New York Stock Exchange. In addition, if this offer is accepted by an eligible employee, he or she will receive a Restricted Stock Award and will be entitled to receive a designated number of shares of our common stock (based on the number of shares of restricted stock awarded) when the award vests. Therefore, for purposes of determining whether to exchange your eligible options pursuant to this offer, you may want to obtain (and we recommend that you obtain) market quotations for our common stock prior to deciding whether to participate in this offer. Our common stock trades on the New York Stock Exchange under the symbol “IBC.”

The following table presents, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the New York Stock Exchange and the cash dividends paid per share:

Quarter Ended	High	Low	Cash Dividends
Fiscal Year 2004
March 6, 2004 (through December 19, 2003)	$15.91	$13.35	$.07
November 15, 2003	15.85	12.60	.07
August 23, 2003	13.60	10.16	.07
Fiscal Year 2003
May 31, 2003	12.98	9.03	.07
March 8, 2003	24.88	9.27	.07
November 16, 2002	27.00	22.75	.07
August 24, 2002	29.10	24.35	.07
Fiscal Year 2002
June 1, 2002	28.45	23.60	.07
March 9, 2002	25.97	23.24	.07
November 17, 2001	25.50	22.98	.07
August 25, 2001	24.87	15.01	.07

The closing sale price of our common stock as reported by the New York Stock Exchange on December 19, 2003 was $13.93 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

Section 8. Source and Amount of Consideration; Terms of Restricted Stock

Consideration.

The number of shares of restricted stock you receive will depend on the price per share underlying properly tendered and not validly withdrawn eligible options. If the number of option shares exchanged cannot be divided evenly, fractions will first be aggregated and you will receive a whole number of shares of restricted stock, rounded up to the nearest one share.

As of December 19, 2003, there were issued and outstanding options to purchase 3,892,000 shares of our common stock that are eligible to participate in this Offer to Exchange and issued and outstanding options to purchase 5,219,146 shares of our common stock that are not eligible to participate in this Offer to Exchange. If we properly receive for exchange all outstanding eligible options, assuming the exchange ratios set forth on Schedule D to the Offer to Exchange, we will issue a total of 573,177 shares of restricted stock, which would, assuming 100% vesting, represent approximately 1.3% of the total shares of our common stock issued and outstanding as of December 19, 2003. The actual number of shares of restricted stock to be issued will depend on the actual closing stock price per share on the expiration date.

The proper exchange ratio is a matter of opinion and judgment and is not derived from a universally-accepted mathematical calculation. The Company has engaged a third-party consultant to value your eligible options using the Black-Scholes option valuation methodology. “Black-Scholes” is the most established and commonly used method for valuing stock options and uses the following factors: (i) stock price; (ii) the exercise price of the option; (iii) the current risk-free interest rate; (iv) the volatility of the relevant stock price; (v) the expected dividend yield of the stock; and (vi) the expected life of the option. Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, the Company’s consultant has used the following measures:

Stock price: the closing stock price of our common stock on December 19, 2003, or $13.93.

Exercise price: the actual exercise price of the option being valued;

Risk-free interest rate: 2.72% to 3.91% (matched to expected life of option)

Volatility: 40%

Dividends: $0.28 per year

Expected life of option: 6 years

Some of these values are different from those the Company is required to use in valuing the Company options for financial accounting purposes, and therefore the resulting option value for purposes of the exchange is less than the value reflected in our consolidated financial statement disclosures. The principal reason for this difference is the Company’s use of a different valuation date for purposes of the offer.

With these assumptions, we calculated an option purchase price value for each exercise price of eligible options as set forth on Schedule C to the Offer to Exchange. We derived the example exchange ratios set forth on Schedule D to the Offer to Exchange by dividing the option purchase prices by the closing price per share of our common stock on December 19, 2003. The actual closing stock price per share on the expiration date may differ from the stock price per share used in Schedule D. The actual exchange ratio will be calculated based on the closing stock price per share on the expiration date, and may differ from the exchange ratio set forth on Schedule D to the Offer to Exchange.

Because option valuation is inherently speculative and imprecise, the Company’s determination of the value of your tendered options for purposes of this offer is final. However, because different methodologies and assumptions would lead to different valuations, you should make your own independent decision as to whether to accept our offer.

Terms of Restricted Stock.

The restricted stock will be issued pursuant to the Plan and will be upon the terms and subject to the conditions of the Plan and the Restricted Stock Award. Our statements concerning the Plan and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the applicable Restricted Stock Award. The form of Restricted Stock Award is attached to this Offer to Exchange as Schedule A and has been filed as an exhibit to our Tender Offer Statement on Schedule TO, which has been filed with the SEC. Please contact Linda L. Thompson at (816) 502-4230 or send an email to thompson_linda@interstatebrands.com, to receive copies of the Plan or forms of the Restricted Stock Award. Copies will be furnished promptly at our expense.

Awards of restricted stock under the Plan may be made to any employees whom the Compensation Committee designates as eligible to receive restricted stock as well as to our non-employee directors. Non-employee directors are not, however, eligible to participate in this offer. The shares of restricted stock you receive in exchange for tendered eligible options accepted by us will be subject to forfeiture and other restrictions until the shares of restricted stock vest. These restrictions include prohibitions against sale, transfer, pledge, exchange, hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the shares have vested. In addition, if your tendered options were subject to special vesting arrangements, those special vesting arrangements will NOT apply to the shares of restricted stock unless set forth in the Restricted Stock Award or the Plan. If you do not accept the offer and do not exchange your eligible options for restricted stock, then when your employment with the Company ends, you generally will be able to exercise your eligible options for a period of three months to three years thereafter (depending on the nature of employment termination), to the extent those options are vested on the day your employment ends.

Vesting. Regardless of the current vesting schedule of your options, your Restricted Stock Award will vest in four portions of approximately 25% on the first four anniversaries of the grant date, so long as you remain continuously employed with the Company or a subsidiary of the Company through the applicable vesting dates or on a Company-approved leave of absence. If the number of shares of restricted stock you elect to receive in this offer results in a fractional number when multiplied by 0.25, then the number of shares of restricted stock that will vest for the first three annual installments will be rounded to the nearest whole number of shares with the balance to vest on the last installment date. Thus, even if your eligible options are wholly or partially vested prior to their cancellation, the restricted stock you receive pursuant to this offer will be subject to this new vesting schedule. You should carefully consider the prospect of giving up any wholly or partially vested options for an unvested Restricted Stock Award.

In the event that a “Change in Control Event” occurs, all time-based vesting conditions of the restricted stock lapse, so that you would become fully vested in such shares. A “Change of Control Event” is deemed to occur if:

(a) any person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the Company (excluding securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities (other than any beneficial owner of such percentage or more of such voting power existing as of the Effective Date);

(b) during any period of two consecutive years (not including any period prior to the Effective Date of the Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof;

(c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

Similarly, if your employment with the Company or a subsidiary of the Company is terminated by reason of your death, disability, retirement or termination by the Company without cause (as such terms are defined in your Restricted Stock Award), all time-based vesting conditions of the restricted stock lapse, so that you would become fully vested in such shares. If your employment with the Company or a subsidiary of the Company is terminated but you remain an employee of either the Company or a subsidiary of the Company, no termination of employment will be deemed to occur for vesting purposes under the restricted stock. For vesting purposes:

“disability” means a physical or mental disability for which the employee qualifies for long-term disability benefits under the Company’s then-existing group long-term disability insurance policy or for which the employee would qualify if he or she was covered by such policy;

“retirement” means the employee’s voluntary termination of employment from the Company on or after age 60; and

a termination for “cause” means a notification by the Company or a subsidiary of the Company to the employee that his or her employment is terminated on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any of its subsidiaries.

Forfeiture. If your employment with the Company terminates for any reason (other than by death, disability, retirement or termination by the Company without cause) prior to the time that your restricted stock award becomes fully vested, all shares underlying the unvested portion of the restricted stock award (and any dividends on such shares) will be forfeited effective immediately at the time your employment with the Company ends. For example, termination of employment due to your voluntary resignation, the expiration of your employment contract, or a termination by the Company for cause will result in the forfeiture of your unvested shares of restricted stock.

Stock Certificates. Until your restricted stock vests, it will be maintained as restricted stock in a book entry account. You will receive a stock certificate for your shares of restricted stock only after the restricted stock vests and you have paid (directly in cash or by stock withholding) any applicable withholding taxes to us, and then, only if you request a certificate. On each vesting date of shares of restricted stock that you receive pursuant to the offer, if you are still employed by us, we will either deposit electronically into your account or remit to you the number of shares of common stock corresponding to the percentage of the shares of restricted stock then vested, subject to the satisfaction of applicable withholding taxes. Notwithstanding the foregoing, we reserve the right from time to time to alter the mechanics of stock deposit, as they apply to your restricted stock.

Rights of a Stockholder. Effective from the date of grant of your restricted stock, you will have voting rights and dividend rights, if any (subject to the transfer and forfeiture restrictions discussed above), with respect to all shares of restricted stock you receive in the offer. If and when dividends are paid on your unvested restricted stock, you will be entitled to receive payment of such dividends if and when you become vested in the related shares of restricted stock. As described in the Restricted Stock Award, the Company will reinvest any dividends paid on your unvested restricted stock into shares of Company common stock.

Even before the restricted stock vests, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

Tax Consequences. You should refer to Section 12 for a discussion of the U.S. federal income tax and withholding tax consequences of the exchange of eligible options for shares of restricted stock pursuant to this offer.

Registration of Shares of Restricted Stock. All shares of restricted stock issuable in connection with this offer have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of the Company, upon vesting you will be able to sell your shares of unrestricted stock free of any transfer restrictions under applicable securities laws. If you are an affiliate of the Company, you will be subject to certain restrictions on transfer imposed by the Securities Act of 1933, and you may seek to comply with the safe harbor provisions of Rule 144 of the Securities Act of 1933. If you are an executive officer of the Company you will be subject to the reporting requirements and short-swing trading restrictions of Section 16 of the Securities Exchange Act of 1934.

Section 9. Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Options

A list of our directors and executive officers is attached to this offer as Schedule B and is hereby incorporated by reference. As of December 19, 2003, our directors and executive officers (18 persons) as a group held options to purchase an aggregate of 2,604,494 shares of our common stock, 1,078,000 of which were eligible options. None of our non-employee directors are eligible to participate in the offer. In addition, options awarded to a non-employee director who subsequently became an employee are not eligible options for this offer. We do not know whether any executive officer whose options are eligible to be exchanged intends to exchange his or her options.

The following table sets forth the directors and executive officers of the Company, their positions and offices and their beneficial ownership of eligible options outstanding as of December 19, 2003:

Name of Beneficial Owner	Title	Number of Eligible Options to Purchase Common Stock as of December 19, 2003	Percentage of Total Eligible Options Outstanding as of December 19, 2003
James R. Elsesser	Chairman of the Board and Chief Executive Officer	250,000	6.4%
Michael D. Kafoure	President and Chief Operating Officer	275,000	7.1
Thomas S. Bartoszewski	Executive Vice President of the Eastern Division	57,000	1.5
Robert P. Morgan	Executive Vice President	105,000	2.7
Richard D. Willson	Executive Vice President of the Western Division	95,000	2.4
Paul E. Yarick	Senior Vice President—Finance and Treasurer	49,000	1.3
Brian E. Stevenson	Senior Vice President—Program SOAR	80,000	2.1
Mark D. Dirkes	Senior Vice President and Director of Corporate Marketing	85,000	2.2
Kent B. Magill	Vice President, General Counsel and Corporate Secretary	55,000	1.4
Laura D. Robb	Vice President and Corporate Controller	27,000	0.7
Michael J. Anderson	Director	—	—
G. Kenneth Baum	Director	—	—
Leo Benatar	Director	—	—
Robert B. Calhoun	Director	—	—
Frank E. Horton	Director	—	—
Richard L. Metrick	Director	—	—
Charles A. Sullivan	Director	—	—
Ronald L. Thompson	Director	—	—
	Subtotal:	1,078,000	27.7%
	Total Eligible Options Outstanding as of December 19, 2003:	3,892,000	100.0%

Neither we nor, to the best of our knowledge, any of our directors or executive officers has effected any transactions relating to eligible options during the sixty (60) days prior to December 22, 2003.

For information regarding the amount of our securities beneficially owned by our executive officers and directors as of August 11, 2003 and any agreement, arrangement or understanding between the Company and any other person with respect to the Company’s common stock, you may review our definitive proxy statement for our 2003 annual meeting of stockholders, filed with the SEC on August 22, 2003. A copy of our proxy statement can be found on the SEC’s web site at http://www.sec.gov and on our web site at http://www.interstatebakeriescorp.com.

Section 10. Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Your eligible options that we acquire through the offer will be cancelled by the Company, and your Restricted Stock Award will be granted, effective as of 11:59 P.M., Eastern Time, on the date that the offer expires. In accordance with the Plan, the shares of common stock that could have otherwise been purchased under the cancelled eligible options will be returned to the pool of shares available under the Plan for grants of new awards without further stockholder action, except as required by applicable law or New York Stock Exchange rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

We may record a compensation expense in connection with the restricted stock awards equal to the value of the shares of restricted stock granted as of the date of grant. This expense will be recognized as a non-cash compensation expense on a straight line basis over the four- year vesting period. If all eligible options are tendered, that expense is estimated to be approximately $7,984,356 over the four years following the termination of the offer, without subtracting the value of any forfeitures.

Any eligible options which are not exchanged for restricted stock in the offer will remain outstanding on their existing terms and conditions and will not be cancelled. For these uncancelled eligible options, variable accounting treatment will apply, which means that we will be required to record as compensation expense the amount by which the market value of the shares subject to the uncancelled options exceeds their exercise price, if any. This compensation expense would accrue as a variable accounting charge to our earnings over the period for which the uncancelled eligible options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the uncancelled eligible options.

If you elect to exchange your eligible options for shares of restricted stock you will not be eligible to receive any stock option grants from us for the period ending six months and one day after the expiration date. The Company does not expect to make any stock option grants to eligible employees during such period. If we were, however, to grant you any new options before the expiration of the six month and one-day period, our grant of those options to you would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of your option shares elected for exchange and to the extent the per share exercise price of such options is less than the per share exercise price of the options elected for exchange by you. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares, if any. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options.

Section 11. Legal Matters; Regulatory

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of restricted stock as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action, although we cannot guarantee success in doing so. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter.

Section 12. Certain Tax Considerations

The tax consequences of exchanging your eligible options in the offer depend on whether or not you file an election under Section 83(b) of the Internal Revenue Code.

•	If you choose NOT to file an election under Section 83(b) of the Internal Revenue Code, there will be no immediate tax consequences upon your receipt of restricted stock in exchange for your eligible options.

     You will be required to recognize ordinary income on each vesting date in an amount equal to the fair market value of the shares of restricted stock plus the amount of any dividends relating to such restricted stock. Your acceptance of the offer, evidenced by your signature and return of the Election Form, will constitute your agreement to have such dividends reinvested in our Common Stock and to pay us an amount in cash or stock (at our election) equal to the withholding tax obligation on each vesting date.

•

If you choose to file an election under Section 83(b) of the Internal Revenue Code, you will recognize compensation income in an amount equal to the fair market value of all shares covered by your restricted stock award on the day you receive the restricted stock. Your acceptance of the offer, evidenced by your signature and return of the Election Form, will constitute your agreement to have any dividends reinvested in our Common Stock and you will be required to pay us an amount in cash equal to the withholding tax obligation that arises at that time.

If after you make a Section 83(b) election, any of your shares of restricted stock are forfeited, for example upon your voluntary resignation or termination for cause, you would not be entitled to a deduction for the loss associated with the forfeited shares, nor would you be entitled to a refund of the taxes you already paid with respect to those shares. However, if you properly make a Section 83(b) election, any appreciation in value of your restricted stock between the date it was granted to you and the date of your future sale of the restricted stock (after it is vested) is taxed at capital gains rates as compared to ordinary income rates (assuming you hold the shares of restricted stock as a capital asset). We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer and from choosing whether or not to make an election under Section 83(b) of the Internal Revenue Code. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer and from choosing whether or not to make an election under Section 83(b) of the Internal Revenue Code.

If you choose to file an election under Section 83(b) of the Internal Revenue Code, you must

•	file the election with the Internal Revenue Service (at the office where you file your federal income tax return) within 30 days after the date of the exchange of eligible options for shares of restricted stock;

•	provide a copy of the election to us by facsimile, mail or courier delivery at the address set forth on the Election Form; and

•	file a copy of the election with your federal income tax return for the year including the date of the exchange.

Unless you make an election under Section 83(b) of the Internal Revenue Code, as your restricted stock vests, you will be required to recognize ordinary income in an amount equal to the fair market value of the vesting shares, plus the amount of any dividends relating to such restricted stock. This means that we will have an obligation to withhold certain federal, state and local income and employment taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. Therefore, unless you made a Section 83(b) election, on each vesting date, you must pay us, in cash or by stock withholding (at out election), an amount sufficient to cover such withholding tax liabilities.

If you choose to make an election under Section 83(b) of the Internal Revenue Code, you must pay to us in cash the proper amount of withholding at the time you make the election. Stock withholding is not available to you since no shares of stock are issuable to you at the time of payment.

With respect to those eligible options that are classified as incentive stock options, we do not believe that our offer to you will change any of the terms of your eligible incentive stock options. However, the Internal Revenue Service (IRS) may characterize our offer to you as a “modification” of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified would extend the statutorily required two-year holding period with respect to the stock received upon exercise of the incentive stock option. If you were to dispose of such stock before the expiration of this holding period, and the IRS successfully treated such disposition as disqualifying, you would recognize as ordinary income the difference between the incentive stock option ‘s exercise price and the fair market value of the stock at exercise.

If you choose not to exchange your eligible incentive stock options, we recommend that you consult with your own tax adviser to determine the tax consequences of the exercise of your incentive stock options or sale of the common stock that you will receive when you exercise those incentive stock options.

Section 13. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange eligible options pursuant to this offer.

Section 14. Information Concerning Interstate Bakeries Corporation

Interstate Bakeries Corporation, a Delaware corporation incorporated in 1987, is the largest wholesale baker and distributor of fresh baked bread and sweet goods in the United States. We produce, market, distribute and sell a wide range of breads, rolls, snack cakes, donuts, sweet goods and related products. These products are sold under a number of national brand names, such as “Wonder®,” “Hostess®” and “Home Pride®,” as well as regional brand names, including “Butternut®,” “Dolly Madison®,” “Drake’s®” and “Merita®.” Based on independent, publicly available market data, “Wonder®” white bread is the number one selling branded bread sold in the United States and “Home Pride®” wheat bread is the number one selling wheat bread in the United States. “Hostess®” products, including “Twinkies®” and “HoHos®,” are among the leading snack cake products sold in the United States.

We operate 57 bakeries and approximately 1,220 thrift stores and employ more than 33,000 people. We distribute our products in markets representing approximately 90% of the United States population. Our sales force delivers products directly from more than 1,000 distribution centers on approximately 9,200 delivery routes to more than 200,000 food outlets and stores.

We or our predecessors have baked and distributed fresh baked bread and sweet goods since 1927. We have grown to our present size primarily through acquisitions of other baking businesses. In 1998, we acquired the assets of J.J. Nissen Baking Companies, My Bread Baking Co. operation in New Bedford, Massachusetts, and the Drake’s Baking Company. In conjunction with these acquisitions, we acquired such brand names as “Devil Dogs®,” “Ring Dings®,” “Yodels®” and “Yankee Doodles®.” Our acquisitions throughout the years have allowed us to increase scale, expand our product and brand portfolio and broaden our geographic presence.

Our principal executive offices are located at 12 East Armour Boulevard, Kansas City, Missouri 64111. Our telephone number is (816) 502-4000. Our website can be found on the Internet at www.interstatebakeriescorp.com. The website contains additional information about us and our operations.

Our proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as certain of our other filings with the SEC, can be viewed and downloaded free of charge as soon as reasonably practicable after they have been filed with the SEC by accessing www.interstatebakeriescorp.com and clicking on “SEC Filings.”

The following tables present certain selected historical financial data of the Company and its consolidated subsidiaries for the periods indicated. The condensed consolidated statements of income for the 52 weeks ended May 31, 2003 and June 1, 2002 and the condensed consolidated balance sheets data as of May 31, 2003 and June 1, 2002 have been derived from, and are qualified by reference to, the audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended May 31, 2003, which is incorporated herein by reference. The selected financial data as of and for the twelve and twenty-four week periods ended November 15, 2003 and November 16, 2002 have been derived from, and are qualified by reference to, the Company’s unaudited interim consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended November 15, 2003, which is incorporated herein by reference.

INTERSTATE BAKERIES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	November 15, 2003	May 31, 2003	June 1, 2002
CURRENT ASSETS	$344,401	$349,895	$344,832
NON-CURRENT ASSETS	1,282,820	1,295,796	1,258,110
CURRENT LIABILITIES	429,544	425,581	386,389
NON-CURRENT LIABILITIES	853,622	894,353	915,323
BOOK VALUE PER SHARE	7.67	7.27	6.87

INTERSTATE BAKERIES CORPORATION

Condensed Consolidated Statements of Income

(In thousands, except per share and ratio data)

	12 Weeks Ended		24 Weeks Ended		52 weeks Ended
	November 15, 2003	November 16, 2002	November 15, 2003	November 16, 2002	May 31, 2003	June 1, 2002
REVENUES	$813,798	$823,213	$1,644,813	$1,662,187	$3,525,780	$3,531,623
INCOME FROM CONTINUING OPERATIONS	7,127	11,636	18,317	38,767	27,450	69,789

NET INCOME	7,127	11,636	18,317	38,767	27,450	69,789

EARNINGS PER SHARE

Basic – Income from continuing operations	0.16	0.26	0.41	0.87	0.62	1.39

Basic – Net Income	0.16	0.26	0.41	0.87	0.62	1.39

Diluted – Income from continuing operations	0.16	0.26	0.41	0.85	0.61	1.36

Diluted – Net income	0.16	0.26	0.41	0.85	0.61	1.36

Ratio of Earnings to Fixed Charges (unaudited)	2.17	2.69	2.46	3.98	1.93	3.58

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (unaudited)	2.17	2.69	2.46	3.98	1.93	3.58

For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges (exclusive of capitalized interest and preferred stock dividends). For the purpose of calculating both ratios, fixed charges include interest expense and capitalized interest. Because we did not pay any preferred stock dividends during the periods indicated, the ratios are identical.

Section 15. Corporate Plans, Proposals and Negotiations

The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding common stock in either open market or privately negotiated transactions or may engage in issuances of shares of the Company’s common stock or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or Board of Director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation.

Subject to the foregoing, and except as otherwise disclosed in this document or in the Company’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present Board of Directors or management, or change in any material term of the employment contract of any executive officer, provided that the Board is periodically evaluating potential director candidates with the possibility of expanding the size of the Board;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for listing on the New York Stock Exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

•	any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of the Company.

Section 16. Additional Information.

With respect to the offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on December 22, 2003, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You may want to review the Schedule TO, including the exhibits, before making a decision on whether to tender your eligible options.

We also recommend that, in addition to this document, the Election Form, the form of Restricted Stock Award and any authorized communications from us, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document (access to which is described below), before making a decision on whether to elect to exchange your eligible options:

•	our annual report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC on August 22, 2003;

•	our quarterly report on Form 10-Q for the fiscal quarter ended August 23, 2003, filed with the SEC on October 3, 2003;

•	our quarterly report on Form 10-Q for the fiscal quarter ended November 15, 2003, filed with the SEC on December 22, 2003;

•	our current reports on Form 8-K, filed with the SEC on (i) September 19, 2003, (ii) October 3, 2003 (iii) October 17, 2003, (iv) December 11, 2003, and (v) December 18, 2003;

•	the definitive proxy statement for our 2003 annual meeting of stockholders, filed with the SEC on August 22, 2003; and

•	the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on May 28, 1992, including any amendments or reports we file for the purpose of updating that description.

Any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this offer and the expiration of the offer are also incorporated by reference. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330. These filings are also available to the public on the web site of the SEC at http://www.sec.gov and on our web site at http://www.interstatebakeriescorp.com.

We will provide without charge to any eligible employee holding eligible options, upon the written request of any such person, a copy of any or all of the documents to which we have referred you, including our reports, proxy statements and other stockholder communications, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Interstate Bakeries Corporation, Attn: Linda L. Thompson, 12 East Armour Boulevard, Kansas City, Missouri 64111. You may also make a request by telephone at (816) 502-4230 between the hours of 9:00 A.M. and 5:00 P.M., Central Time, Monday through Friday.

Section 17. Forward Looking Statements

Some information contained in or incorporated by reference into this Offer of Exchange may be forward-looking statements within the meaning of federal securities laws. These forward-looking statements are not historical in nature and include statements relating to, among other things: strategic initiatives, including Program SOAR; advertising support and brand building; availability of raw materials, packaging, fuels and utilities; the costs associated with our business, including commodities, energy and employee costs; operating and financial benefits from our portfolio of brands, geographic diversity and distribution system; compliance with government regulations; revenues generated by our business, including the changing purchasing patterns of consumers and our ability to maintain market share; profitability; our cash needs, including capital expenditures, dividends, debt repayment and operating and capital lease commitments; the future payment of dividends; compliance with our senior credit facility covenants; outcome of legal proceedings to which we are or may become a party and general economic conditions. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially include, but are not limited to, increased costs or delays in Program SOAR or other problems related thereto; actions of competitors, including pricing policy and promotional spending; the availability and costs of raw materials, packaging, fuels and utilities, and the ability to recover these costs in the pricing of products; the effectiveness of hedging activities; increased pension, health care, workers’ compensation and other employee costs; the effectiveness of advertising and marketing spending; the availability of capital on acceptable terms; changes in general economic and business conditions (including in the bread and sweet goods markets); changes in consumer tastes or eating habits; any inability to protect our intellectual property rights; further consolidation in the food retail industry; future product recalls or safety concerns; expenditures necessary to carry out cost-saving initiatives and savings derived from these initiatives; changes in our business strategies; bankruptcy filings by customers; costs associated with environmental compliance and remediation; actions of governmental entities, including regulatory requirements; increased costs and uncertainties related to periodic renegotiation of union contracts; changes in our relationship with employees and the unions that represent them; the outcome of legal proceedings to which we are or may become a party, including the securities class actions filed after our February 11, 2003 press release; business disruption from terrorist acts, our nation’s response to such acts and acts of war; and other factors.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

The Company will not undertake and specifically declines any obligation to publicly update or revise any forward-looking statements, whether to reflect events or circumstances after the date of such statements, the occurrence of anticipated or unanticipated events, new information or otherwise.

Section 18. Miscellaneous

This transaction has not been approved or disapproved by the SEC. Nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

INTERSTATE BAKERIES CORPORATION

December 22, 2003

SCHEDULE A

RESTRICTED STOCK AWARD FORM

FORM OF RESTRICTED STOCK AWARD NOTICE UNDER

THE INTERSTATE BAKERIES CORPORATION

1996 AMENDED AND RESTATED STOCK INCENTIVE PLAN

To:                         (“Awardee”)

From: Compensation Committee (“Committee”) of the Board of Directors (“Board”) of Interstate Bakeries Corporation (“Company”)

Date: January 23, 2004

Re: Award of Restricted Shares

WHEREAS, Awardee has previously been granted certain eligible employee stock options to purchase shares of Common Stock of the Company (“Options”), as listed in Attachment A hereto;

WHEREAS, the Amended and Restated Interstate Bakeries Corporation 1996 Stock Incentive Plan (“Plan”) permits the grant of Restricted Stock Awards to certain eligible employees of the Company;

WHEREAS, the Board has approved a program under which Awardee has been offered the opportunity to exchange the Options for Restricted Stock Awards (“Offer to Exchange”);

WHEREAS, Awardee has elected to accept the Offer to Exchange under the terms set forth therein and below; and

WHEREAS, in accordance with the Offer to Exchange, the Company desires to grant to Awardee a Restricted Stock Award in exchange for the Options.

NOW, THEREFORE, the Company grants the following Award to Awardee:

1. Share Award. Pursuant to the Offer to Exchange, the Company awards to the Awardee              (            ) shares of the Common Stock of the Company (“Shares”), as of January 23, 2004 (“Date of Award”). This award is granted under, and is expressly subject to, all the terms and provisions of this Notice, the Offer to Exchange, and the Plan, which terms and provisions are incorporated herein by reference. Awardee has been given a copy of the Plan and has agreed to be bound by all the terms and provisions thereof, a copy of which is attached hereto as Attachment B. All capitalized items used herein but not otherwise defined herein have the same respective meanings as in the Plan.

2. Restrictions on Transfer and Restricted Period. Except as otherwise provided in the Plan, the Shares may not be sold, transferred, pledged, exchanged, hypothecated or otherwise encumbered or disposed of (collectively, “Restrictions”) during the period commencing on the Date of Award and ending on the applicable Vesting Dates set forth below (“Restriction Period”) and are subject to forfeiture, as more fully described below. Subject to paragraph 3, the Restriction Periods shall end as follows:

(a)	One year after the Date of Award, or January 23, 2005, with respect to 25% of the Shares;

(b)	Two years after the Date of Award, or January 23, 2006, with respect to an additional 25% of the Shares;

(c)	Three years after the Date of Award, or January 23, 2007, with respect to an additional 25% of the Shares; and

(d)	Four years after the Date of Award, or January 23, 2008, with respect to the final 25% of Shares.

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If the number of Shares results in a fractional number when multiplied by 0.25, then the number of Shares that will vest for the first three annual installments will be rounded to the nearest whole number of shares with the balance to vest on the last installment date. Subject to paragraph 3, if Awardee’s employment terminates during the Restriction Period prior to any Vesting Date, Awardee shall forfeit any Shares that have not yet vested in accordance with this Paragraph 2. Subject to paragraph 3, if Awardee’s employment does not terminate, however, during the Restriction Period, such Shares as are scheduled to vest as of an applicable Vesting Date in accordance with the above schedule, shall become fully vested and nonforfeitable on such Vesting Date and immediately free of Restrictions, and the Restriction Period shall end with respect to such Shares.

3. Change of Control Event and Effect of Termination without Cause, Retirement, Death or Disability. In the event of the occurrence of a Change of Control Event, involuntary termination of employment with the Company without Cause, Retirement, death or Disability while employed with the Company during the Restriction Period, all of Awardee’s unvested Shares shall become fully vested and nonforfeitable upon the occurrence of such event, and immediately free of Restrictions, and the Restriction Period shall end with respect to such Shares.

4. Definitions. For purposes of this Notice, the following definitions shall apply:

(a) “Cause” shall mean notification by the Company or a subsidiary of the Company to the employee that his or her employment is terminated on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any of its subsidiaries.

(b) “Disability” shall mean a physical or mental disability for which Awardee qualifies for long-term disability benefits under the Company’s then existing group long-term disability insurance policy or for which Awardee would qualify for long-term disability benefits if Awardee were covered by such policy.

(c) “Retirement” shall mean Awardee’s voluntary termination of employment from the Company on or after age 60.

To the extent not specifically defined in this Notice, all capitalized terms used in this Notice shall have the meanings ascribed to them in the Plan.

5. Rights as Stockholder. During the Restriction Period, the certificates representing the Shares shall be held by the Company or the Company’s agent, as evidenced by book entry registration, and Awardee will be entitled to instruct the Company or agent (as the case may be) how to vote the Shares. All cash dividends or other distributions with respect to the Shares will be reinvested in additional Shares, which Shares will be credited as a book entry in Awardee’s restricted stock account, and will be subject to the same Restrictions and Restriction Period as the Shares with respect to which such dividends or distributions are made. At the end of the applicable Restriction Period, and upon satisfaction of all tax withholding obligations of Awardee with respect to such vested Shares, the Company or agent, as the case may be, shall deliver the certificates representing such Shares to Awardee (or to Awardee’s Beneficiary or estate, as applicable), upon Awardee’s written request. Any fractional Shares resulting from the reinvestment of dividends and remaining upon a Vesting Date will be distributed to the Awardee in cash, based on the Fair Market Value of the Shares on the Vesting Date.

If Awardee forfeits any rights Awardee may have under this Notice in accordance with paragraph 2, Awardee will, on the day following the event of forfeiture, no longer have any rights as a stockholder with respect to the forfeited portion of the Shares or any dividends or distributions (and accrued interest thereon) with respect to such forfeited Shares. Awardee will no longer be entitled to receive dividends or distributions with respect to such Shares or vote (or instruct the escrow agent how to vote) such Shares as of any record date occurring thereafter.

6. Surrender of Rights under Option. In consideration of the grant of this Award, and in accordance with the terms of the Offer and Exchange, the Awardee has agreed to surrender irrevocably all rights under the Options and has further agreed that the Options shall be cancelled and automatically rendered null and void and of no further effect, without any further action by Awardee or the Company.

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7. Withholding. Upon the release of Restrictions in accordance with paragraphs 2 or 3, the Company, in its sole discretion, shall select from any of the following: (i) withhold from any vested Shares, including any vested cash dividends, interest thereon, or distributions with respect to such Shares, an amount equal to all applicable income and employment taxes required by law to be withheld with respect to such payment; or (ii) require Awardee to pay to the Company such withholding taxes prior to and as a condition of the transfer of such vested Shares, by delivery of a cash payment and/or shares of Common Stock, having a Fair Market Value, on the date of payment, equal to the amount of the required withholding taxes; or (iii) allow Awardee to select either withholding method described in (i) and (ii) as necessary to satisfy such withholding requirements.

8. Administration. This Award has been granted pursuant to a determination made by the Committee. The Committee, or any successor or authorized substitute or designee, in accordance with the Plan and the Offer to Exchange, subject to the express terms of this Notice, shall have plenary authority to interpret any provision of this Notice and to make any determinations necessary or advisable for the administration of the Plan with respect to this Award.

9. Award Notice. This Notice shall constitute an Award Notice as defined by and in accordance with the terms of the Plan.

10. Amendment. This Notice may be amended, in whole or in part, at any time by the Committee; provided, however, that no amendment to this Notice may adversely affect Awardee’s rights under this Notice without Awardee’s written consent.

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SCHEDULE B

INFORMATION CONCERNING OUR

DIRECTORS AND EXECUTIVE OFFICERS

James R. Elsesser, age 59, became Chief Executive Officer on October 1, 2002 and Chairman of our Board of Directors on September 23, 2003. Mr. Elsesser has served as a Director since 1995. Mr. Elsesser retired from Ralston Purina Company in February 2002 after serving as Vice President and Chief Financial Officer since 1985.

Michael D. Kafoure, age 54, has served as our President and Chief Operating Officer since September 1995. Prior to his promotion, he served as Senior Vice President of our Western Division-Northwest Region from July 1995 to September 1995. Mr. Kafoure was the President and Chief Operating Officer of Merico, Inc., a subsidiary of Campbell Taggart, before joining our Company. While at Campbell Taggart, he also held the positions of President and Chief Operating Officer of its U.S. Bakery Division.

Thomas S. Bartoszewski, age 60, has served as Executive Vice President of the Eastern Division of Interstate Brands Corporation since August 2002. From May 1999 to July 2002, he served as Senior Vice President of the North Central Region of Interstate Brands Corporation and was Division Controller for the South Central Region of Interstate Brands Corporation for more than one year prior thereto.

Robert P. Morgan, age 48, has served as Executive Vice President of Interstate Brands Corporation since April 1999. Mr. Morgan was Senior Vice President of the North Central Region of Interstate Brands Corporation for more than one year prior thereto.

Richard D. Willson, age 55, has been the Executive Vice President of the Western Division of Interstate Brands Corporation since June 1999. He served as Senior Vice President of the Northwest Region of Interstate Brands Corporation for more than one year prior thereto.

Kent B. Magill, age 51, has served as our Vice President, General Counsel and Secretary since June 2002. Prior to his promotion, he served as Associate General Counsel of our operating subsidiary, Interstate Brands West Corporation, from November 2000 to June 2002. Mr. Magill was the Vice President, General Counsel and Corporate Secretary of Layne Christensen Company for more than three years prior thereto.

Brian E. Stevenson, age 49, has been the Senior Vice President-Program SOAR since April 2003, and was the Senior Vice President and Director of Purchasing for more than five years prior thereto.

Mark D. Dirkes, age 57, has served as the Senior Vice President and the Director of Corporate Marketing since September 1995. He served as our Vice President of Corporate Marketing — Subsidiary Divisions from September 1988 until September 1995 and as Director of Marketing — Merita and Subsidiary Divisions from July 1988, when he joined us, until September 1988. Mr. Dirkes has an extensive baking industry background with experience in both marketing and finance. Most recently, Mr. Dirkes held positions at Continental Baking including Director of Financial Planning, Product Manager of Home Pride Bread and Senior Product Manager of Hostess Cake.

Laura D. Robb, age 45, has served as the Vice President and Corporate Controller since July 2002, and she was Assistant Corporate Controller for more than four years prior thereto.

Paul E. Yarick, age 64, has been Senior Vice President – Finance and Treasurer since April 2003, and Vice President and Treasurer for more than five years prior thereto.

Michael J. Anderson, age 52, became a Director in 1998 and is the Chairman of our Audit Committee and a member of our Nominating/Corporate Governance Committee. Mr. Anderson has been President and Chief Executive Officer of The Andersons, Inc. since 1999 and served as President and Chief Operating Officer of The

Andersons, Inc. from 1996 to 1998. He was Vice President and General Manager of the Retail Group of The Andersons, Inc. from 1994 to 1996. Mr. Anderson is a director of The Andersons, Inc. and Fifth Third BancCorp of Northwest Ohio.

G. Kenneth Baum, age 73, became a Director in 1988. He has been Chairman of the Board of George K. Baum Group, Inc. for more than the past five years. Mr. Baum is a director of H&R Block, Inc.

Leo Benatar, age 73, became a Director in 1991 and is a member of our Audit Committee and is our presiding director. He has served as Associated Consultant for A.T. Kearney, Inc. and Principal for Benatar & Associates since 1996. He was Chairman of the Board of Engraph, Inc. (a subsidiary of Sonoco Products Company) and Senior Vice President of Sonoco Products Company from October 1993 until May 1996. Mr. Benatar is a director of Mohawk Industries, Inc., PAXAR Corporation, and Aaron Rents, Inc., and he was Chairman and a Director of the Federal Reserve Bank of Atlanta until January 1996.

Robert B. Calhoun, age 61, became a Director in 1991 and is the Chairman of our Compensation Committee and a member of our Nominating/Corporate Governance Committee. He has been Managing Director of Monitor Clipper Partners since April 1997 and has served as Chief Executive Officer of The Clipper Group, L.P., since January 1991. Mr. Calhoun is a director of Avondale Mills, Inc.

Frank E. Horton, age 64, became a Director in 1992 and is member of our Audit and Compensation Committees. Dr. Horton has been the Principal Associate at Horton & Associates, consultants in higher education, located in Denver, Colorado since 1999. He was Interim President of Southern Illinois University from February 2000 to October 2000 and President of the University of Toledo from 1989 to February 2000. Dr. Horton is a director of GAC Chemical Corporation.

Richard L. Metrick, age 62, became a Director in 2000 and is the Chairman of our Nominating/Corporate Governance Committee and a member of our Compensation Committee. He has served as the Senior Managing Director in the Investment Banking Department of Bear Stearns & Co., Inc. since 1989.

Charles A. Sullivan, age 68, has served as a Director since 1989 and served as Chairman of our Board of Directors from May 1991 until September 2003. Mr. Sullivan was Chief Executive Officer of the Company from March 1989 until his retirement on September 30, 2002. Mr. Sullivan became associated with us in 1988 after our acquisition of 10 bakeries from American Baking Company, of which Mr. Sullivan was serving as President since 1986. He joined American Baking in 1982 as Senior Vice President and was President of its Merita Division. Previously, Mr. Sullivan was President of Canada Dry-New England for three years, and from 1970 through 1979 he was the President of Seven-Up, a division of Westinghouse Electric. Mr. Sullivan serves as a director of The Andersons, Inc. and UMB Bank, n.a.

Ronald L. Thompson, age 54, became a Director in December of 2003. He has been CEO of Midwest Stamping since 1993. Mr. Thompson is currently a director of Washington University in St. Louis; Teachers Insurance and Annuity Association; and Ryerson Tull, Inc.

The address of each director and executive officer is c/o Interstate Bakeries Corporation, 12 East Armour Boulevard, Kansas City, Missouri 64111.

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SCHEDULE C

Exercise Price	Grant Date	Option Term (in years)	Risk-Free Rate(2)	Black Scholes Value
$33.9063	09/23/97	3.76	2.72%	$0.99
33.2813	09/15/97	3.74	2.72%	1.02
27.7200	07/09/02	7.00(1)	3.91%	3.07
27.0625	08/06/98	4.63	3.06%	1.98
27.0000	10/01/02	7.00(1)	3.91%	3.15
26.7500	06/03/02	7.00(1)	3.91%	3.18
26.4375	12/31/98	5.03	3.34%	2.28
25.4600	08/26/02	7.00(1)	3.91%	3.34
25.2800	08/05/02	7.00(1)	3.91%	3.36
25.2000	09/23/02	7.00(1)	3.91%	3.37

(1)	Adjusted to reflect possibility of shortening or lengthening of exercise period
(2)	Matched to expected option term

SCHEDULE D

Exercise Price	Grant Date	Black Scholes Value per Option	Option to Restricted Stock Ratio(1)
$33.9063	09/23/97	$0.99	0.0710
33.2813	09/15/97	1.02	0.0732
27.7200	07/09/02	3.07	0.2201
27.0625	08/06/98	1.98	0.1423
27.0000	10/01/02	3.15	0.2261
26.7500	06/03/02	3.18	0.2282
26.4375	12/31/98	2.28	0.1637
25.4600	08/26/02	3.34	0.2396
25.2800	08/05/02	3.36	0.2413
25.2000	09/23/02	3.37	0.2420

(1)	As of December 19, 2003, and subject to change